EXHIBIT 10.1

THIRD AMENDMENT TO ASSET PURCHASE AGREEMENT

          THIS THIRD AMENDMENT ("Amendment") is made as of June 15, 2007, by and among G&R Felpausch Company, Felpausch Food Centers, LLC, Hastings Catalog Sales, Inc., Felpausch Kalamazoo, LLC, and Felpausch-Kelly, L.L.C. (collectively referred to as "Seller"), and Family Fare, LLC, Prevo's Family Markets, Inc., MSFC, LLC, and Spartan Stores Fuel, LLC (collectively referred to as "Purchaser"). Capitalized terms used in this Amendment and not otherwise defined have the meanings set forth in the Asset Purchase Agreement by and among Purchaser and Seller dated as of March 19, 2007, as amended (the "Asset Purchase Agreement").

          WHEREAS, Purchaser and Seller are parties to the Asset Purchase Agreement, as amended by the First Amendment to the Asset Purchase Agreement dated March 29, 2007, and the Second Amendment to the Asset Purchase Agreement dated April 20, 2007;

          WHEREAS, Purchaser and Seller desire to further amend the Asset Purchase Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the mutual promises set forth in the Asset Purchase Agreement and below, the Purchaser and Seller agree as follows:

          1.          Felpausch-Kelly, L.L.C. as a Seller. Prior to Closing, Seller has acquired 100% of the ownership interests of Felpausch-Kelly, L.L.C., a Michigan limited liability company ("Kelly"), which is the owner of the Fuel Station Assets, pursuant to Section 5.21 of the Asset Purchase Agreement. Purchaser and Seller agree that Kelly joins the Asset Purchase Agreement as a Seller, and will sell the Fuel Station Assets to Purchaser at the Closing. The preamble to the Asset Purchase Agreement is hereby amended to read as follows:

          THIS IS AN ASSET PURCHASE AGREEMENT (this "Agreement") made as of March 19, 2007 (the "Signing Date"), by and among (i) G&R Felpausch Company, a Michigan corporation ("FC"); (ii) Felpausch Food Centers, LLC, a Michigan limited liability company ("FLLC"); (iii) Hastings Catalog Sales, Inc., a Michigan corporation ("HCSI"), (iv) Felpausch Kalamazoo, LLC, a Michigan limited liability company ("FK"); (v) Felpausch-Kelly, L.L.C., a Michigan limited liability company ("Kelly"); (vi) Family Fare, LLC, a Michigan limited liability company ("Family Fare"); (vii) Prevo's Family Markets, Inc., a Michigan corporation ("Prevo's"); (viii) MSFC, LLC, a Michigan limited liability company ("MSFC"); and (ix) Spartan Stores Fuel, LLC, a Michigan limited liability company ("Spartan Fuel"). FC, FLLC, FK HCSI, and Kelly individually or collectively (as the context requires), are referred to herein as "Seller." Family Fare, Prevo's, MSFC, and Spartan Fuel individually or collectively (as the context requires) are referred to herein as "Purchaser." Seller and Purchaser are sometimes individually referred to in this Agreement as a "Party" and collectively as the "Parties." Definitions for certain capitalized terms may be found in Article VIII.

          2.          Purchase Price Adjustment. The Asset Purchase Agreement shall be amended to provide for a Purchase Price adjustment to address certain potential claims of the Parties (as detailed in Section 9 of this Amendment) as of the Closing Date. As a result, the following provision of the Asset Purchase Agreement shall be amended as follows:

          Section 1.3(a) of the Asset Purchase Agreement shall be amended to replace "Thirty-Eight Million Five Hundred Thousand Dollars ($38,500,000)" with "Thirty-Eight Million Forty-Nine Thousand One Hundred Dollars ($38,049,100)."

          3.          Payment of Purchase Price. The following provisions of the Asset Purchase Agreement shall be amended as follows:

          Section 1.3(c)(i) of the Asset Purchase Agreement shall be amended to replace "Thirty-Six Million Five Hundred Thousand Dollars ($36,500,000)" with "Thirty-Six Million Forty-Nine Thousand One Hundred Dollars ($36,049,100)."

          4.          Sublease for Certain Premises. As an inducement for Purchaser to assume certain lease obligations at the Jackson and Eaton Rapids Individual Premises (collectively referred to in this Amendment as the "Master Lease Premises"), Purchaser and Seller have agreed that Purchaser and the respective landlords of each Master Lease Premises will enter into a Sublease in the form attached hereto as Exhibit A. As a result, Section 2.1 of the Asset Purchase Agreement, as amended, is hereby amended by adding the following paragraph:

          (u)          Purchaser shall have entered into a sublease on terms that are satisfactory to Purchaser with each landlord for the following Individual Premises: Jackson (#270) and Eaton Rapids (#294).

          5.          Effective Time of Closing. The penultimate sentence of Section 1.5(a) of the Asset Purchase Agreement is amended by deleting "11:59 p.m." and replacing it with "12:01 a.m."

          6.          Correction of Holdback Interest Computation. The final sentence of Section 1.3(c)(ii) of the Asset Purchase Agreement is amended by deleting the word "Signing" and replacing it with the word "Closing."

          7.          Register Cash. Purchaser and Seller have agreed that Seller will not be required to leave Register Cash at any of the Individual Premises. Therefore, the Asset Purchase Agreement is amended as follows:

a.

Section 1.1(b)(ii) of the Asset Purchase Agreement is amended by deleting the following: "the Register Cash which is added to the Purchase Price in accordance with Section 1.3(c)(i) and Section 5.22,".

b.	Section 1.3(c)(i) of the Asset Purchase Agreement is amended by deleting the reference to the Register Cash and shall read as follows:

On Closing Date, Purchaser shall pay Seller Thirty-Six Million Forty-Nine Thousand One Hundred Dollars ($36,049,100), plus (A) the Merchandise Value, and (B) the Proration Amount (if any) to be added pursuant to Section 1.4, less (V) the Fuel Station Assets Purchase Price, if applicable, in accordance with Section 1.3(c)(iii), (W) Security Deposits Owed, (X) the Estimated Coupon Amount, (Y) the Estimated Gift Certificates Amount, and (Z) the Proration Amount (if any) to be deducted pursuant to Section 1.4 (after all such adjustments, the "Closing Date Cash Payment") in immediately available United States funds by wire transfer pursuant to instructions provided by Seller prior to the Closing.

c.	Section 5.22 of the Asset Purchase Agreement is deleted in its entirety and replaced with "[Reserved]."

d.	The definition of Register Cash set forth in Article VIII is deleted in its entirety.

          8.          Certain Personal Property Leases. For a period beginning on the date of this Amendment and continuing for 60 days thereafter, Seller covenants and agrees to maintain the specific leases set forth on Exhibit B at each Individual Premises in effect as of the Signing Date (the "Equipment Leases"). Seller further agrees to permit Purchaser to use the equipment that is the subject of the Equipment Leases at the respective Individual Premises for that period of time. Purchaser will reimburse Seller for the lease costs associated with the such equipment and will indemnify, defend, and hold harmless Seller for all liabilities arising from Purchaser's use of such equipment.

          9.          Waiver of Certain Claims. In consideration of the Purchase Price adjustment set forth in Paragraph 1 of this Amendment and other good and valuable consideration:

a.

Purchaser waives its right to any and all remedies, including without limitation, any indemnification under Section 7.2(a)(i) of the Asset Purchase Agreement, based on any claim of breach of the representations and warranties of Seller to the extent based on the items set forth in Exhibit C to this Amendment. Notwithstanding anything to the contrary contained in this Amendment, nothing herein shall affect Purchaser's right to seek indemnification based on facts or circumstances that are unknown or should have been known based upon the items set forth on Exhibit C to Purchaser as of the Closing Date. All other rights of Purchaser to seek indemnification under Article 7 of the Asset Purchase Agreement shall remain unaffected.

b.

Purchaser expressly waives its right, if any, to delay closing or to not close the transactions contemplated by the Asset Purchase Agreement based on an asserted failure to satisfy any of the conditions described in Section 2.1 of the Asset Purchase Agreement to the extent such assertions are based on the items set forth in Exhibit C to this Amendment.

          10.          Escrow of Amount to Correct Defects. The parties agree that the last four sentences of the first paragraph of Section 5.13 shall be deleted in their entirety. Purchaser and Seller further agree that an amount equal to $841,754 shall be escrowed with Transnation Title Insurance Company to be used to correct the Defects set forth in Exhibit D to this Amendment (which the parties agree is the list of outstanding Defects as determined in accordance with the definitions set forth in subsection (i) of the second paragraph of Section 5.13). Such amount is equal to 110% of :(a) the amount estimated to correct such Defects ($977,831) minus (b) $212,600. Purchaser shall first fund $212,600 to correct such Defects, and then shall use such escrowed amount to correct any remaining Defects set forth on Exhibit D. Any proceeds remaining in escrow following correction of such Defects shall be released to Seller. To the extent the funds escrowed are insufficient to correct such Defects, any remaining amounts needed to correct such Defects shall be deemed an Excluded Liability and Purchaser shall have the ability to setoff such amount against the Holdback Amount.

          11.          Removal of Boiler and Incinerator. Seller covenants and agrees to discontinue and remove (if applicable) the boiler currently located at the Hastings Premises (Store 290) and the incinerator currently located at the Charlotte Premises (Store 293). In addition, Seller covenants and agrees to make any necessary repairs and/or additions to such Premises necessary so that such Premises are fully functional without such equipment and complies with tenant's obligations under the Lease at the respective Premises.

          12.          Indemnity Account. In accordance with the Purchase Agreement, Purchaser and Seller had agreed to enter into the Account Control Agreement with respect to Seller's account with Wachovia Securities. Wachovia Securities has declined to enter into the Account Control Agreement. Consequently, Purchaser and Seller agree to increase the Holdback Amount by Three Million Dollars ($3,000,000). Such additional portion of the Holdback Amount shall be used to fund the establishment of an Indemnity Account if and when the Parties enter into the Account Control Agreement satisfactory to Purchaser and Seller with an Investment Intermediary. Accordingly, Section 9.15 of the Asset Purchase Agreement is amended to read as follows:

          9.15    Indemnity Account. FC shall use commercially reasonable efforts to establish, as soon as practicable following the Closing, an account with an investment intermediary mutually agreeable to Purchaser and Seller ("Investment Intermediary") having a minimum value as of the day following the establishment of the account of the lesser of: Three Million Dollars ($3,000,000); or the amount of the Holdback Amount then remaining (the "Indemnity Account"). The establishment of the Indemnity Account shall be funded from the Holdback Amount. The Indemnity Account shall be subject to an Account Control Agreement (in the form of Exhibit I attached hereto) between Purchaser, FC and the Investment Intermediary which shall restrict the utilization of the funds in the Indemnity Account to payment of Seller's indemnification obligations under Section 7.2 for a period of eighteen (18) months from the Closing Date.

In addition, Section 1.3(c)(ii) of the Asset Purchase Agreement is amended to read as follows:

          (ii)          At Closing, Purchaser shall holdback a portion of the Purchase Price equal to Five Million Dollars ($5,000,000) (the "Holdback Amount"), a portion of which shall be used to fund the Indemnity Account pursuant to Section 9.15 of this Agreement. The Holdback Amount shall be reduced in connection with the amounts that Seller may owe to Purchaser following the Closing arising pursuant to Section 5.10 (Coupons and Gift Certificates) and Section 7.2 (General Indemnification). Any Holdback Amount remaining after eighteen (18) months after the Closing Date (the "Holdback Period") after taking into account the reductions specified above shall be paid to Seller by wire transfer of immediately available funds. Purchaser shall pay to Seller interest on the portion of the Holdback Amount released after the expiration of the Holdback Period at the rate of 5% from the Closing Date to the expiration of the Holdback Period.

          13.          No Other Changes. All other terms, conditions, covenants, obligations and agreements in the Asset Purchase Agreement shall remain in full force and effect and without any change due to this Amendment.

          14.          Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                    IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be duly executed as of the date first set forth above.

G&R Felpausch Company		Family Fare, LLC

By:	/s/ Mark S. Feldpausch	By:	/s/ Craig C. Sturken
Name:	Mark S. Feldpausch	Name:	Craig C. Sturken
Its:	Chief Executive Officer	Its:	President

Felpausch Food Centers, LLC		Prevo's Family Markets, Inc.

By:	/s/ Mark S. Feldpausch	By:	/s/ Craig C. Sturken
Name:	Mark S. Feldpausch	Name:	Craig C. Sturken
Its:	Manager	Its:	President

Hastings Catalog Sales, Inc.		MSFC, LLC

By:	/s/ Mark S. Feldpausch	By:	/s/ Craig C. Sturken
Name:	Mark S. Feldpausch	Name:	Craig C. Sturken
Its:	Chief Executive Officer	Its:	President

Felpausch Kalamazoo, LLC		SPARTAN STORES FUEL, LLC

By:	/s/ Mark S. Feldpausch	By:	/s/ Craig C. Sturken
Name:	Mark S. Feldpausch	Name:	Craig C. Sturken
Its:	Manager	Its:	Vice President

Felpausch-Kelly, L.L.C.

By:	/s/ Mark S. Feldpausch
Name:	Mark S. Feldpausch
Its:	Manager
"SELLER"		"PURCHASER"